Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 File No. 333-xxxxxx) relating to the issue and sale of up to $100,000,000 in Senior or Subordinated Debt Securities, Common Shares, Warrants and Units and 17,613,847 in Common Shares of our report dated November 30, 2020, relating to the consolidated financial statements of Tanzanian Gold Corporation for the years ended August 31, 2020, 2019 and 2018, which appears in Tanzanian Gold Corporation’s Annual Report on Form 20-F for the year ended August 31, 2020, filed with the Securities and Exchange Commission.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, BC

April 27, 2021